Exhibit 10.3

                                [TXI LETTERHEAD]

[Name]
[Home address]

Re: Change in Control Severance Agreement

Dear :

        We believe it is in the best interests of our stockholders to foster the continued employment of our key management personnel. Our Board of Directors recognizes that the possibility of a change in control of the Company exists, and that the resulting uncertainty and questions may result in the departure or distraction of management personnel to our detriment. Therefore, to induce you to remain employed with us or one of our subsidiaries, we agree that you will receive the severance benefits set forth in this letter agreement if your employment is terminated after a change in control under the circumstances described below.

        In this agreement, the terms "Company", "we", "our" and "us" mean Texas Industries, Inc. and any successor to its business and/or assets which assumes and agrees to perform this agreement by operation of law or otherwise. The term "employment" means employment with us or one of our subsidiaries. Italicized terms used in this agreement are defined in Section 6.

        1. WHEN SEVERANCE BENEFITS WILL BE PAID. If a change in control of the Company occurs prior to the termination or expiration of this agreement, you will be entitled to the benefits provided in Section 2 if your employment is terminated within twenty-four (24) months after the date of the change in control, unless (a) such termination is because of your death or disability, or
(b) we terminate your employment for cause, or (c) you terminate your employment for any reason other than good reason.

        2. YOUR SEVERANCE BENEFITS. If you are entitled to severance benefits pursuant to Section 1, you will receive the following:

                (a) We will pay you your full base salary through the date of termination at the rate in effect at the time notice of termination is given, plus other amounts to which you are entitled under any of our compensation plans, payable at the time such payments are due under the terms of such plans.

                (b) We will pay you a lump sum severance payment (together with payments provided in paragraph (e) below, the "severance payments") equal to 200% of the greater of (i) your annual base salary in effect on the date of termination or (ii) your annual base salary in effect immediately prior to the change in control, plus 200% of the greater of
        (y) the sum of your annual and long-term incentive bonuses paid to you for the full fiscal year immediately prior to the date of termination (or for long-term bonuses, the applicable period ending with such fiscal year), or (z) the sum of your annual and long-term incentive bonuses paid to you for the full fiscal year immediately prior to the change in control (or for long-term bonuses, the applicable period ending with such fiscal year).

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                (c)     If any of the severance payments will be subject to an
        excise tax, we will pay you the gross-up payment.

                (d) We will make the payments provided for in Sections 2(b) and (c) on the first business day that is six months and one day after your date of termination.

                (e) We will also pay to you or on your behalf all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses incurred in contesting or disputing your termination and in seeking to obtain or enforce any right or benefit provided by this agreement). We will make such payment within 10 days after you submit to us a request for payment accompanied by proper documentation of such expenses.

                (f) For twenty-four (24) months after such termination, we will arrange to provide you with life, disability, accident, medical and dental insurance benefits substantially similar to those which you are receiving immediately prior to the notice of termination, for which you will be required to pay no more than the amounts you were paying for such benefits immediately prior to the notice of termination.

                (g) You will not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Section 2 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount that we claim you owe us, or otherwise.

                (j) All of your rights to exercise stock appreciation rights and options to purchase Company stock granted to you by the Company will be immediately accelerated and vested.

                (i) In addition to all other amounts payable to you under this Section 2, you will be entitled to receive all benefits payable to you under our retirement programs, including the Executive Financial Security Plan. If we do not pay any amount due hereunder on the date due, we will pay you interest on the amount thereof at an annualized rate of interest equal to the then-applicable prime rate or, if less, the highest rate allowed by applicable usury laws. The term "prime rate" means the rate of interest published from time to time by the Wall Street Journal, and designated as the Prime Rate in the "Money Rates" section thereof.

        3.      YOUR BENEFITS UPON ANY OTHER TERMINATION.

        (a) If your employment is terminated for any reason other than those described in Section 1(a) or (b) following the commencement of any discussion with a third person that ultimately results in a change in control or within the six (6) month period immediately prior to a change in control, your termination will be deemed to be a termination after a change in control for purposes of this agreement, and the deemed date of termination will be the date of the change in control.

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        (b)     If during the term of this agreement your employment is
terminated in a manner that does not entitle you to severance benefits under
Section 1, you will be entitled to the following:

                (i) We will pay you your full base salary through the date of termination at the rate in effect at the time notice of termination is given, plus other amounts to which you are entitled under any of our compensation plans, payable at the time such payments are due under the terms of such plans.

                (ii) Your benefits will be determined in accordance with the terms of our benefit programs in effect on the date of termination.

        4. TERM OF AGREEMENT. This agreement commences on the date hereof and will continue in effect through December 31, 2007. Each January 1 thereafter, the term of this agreement will be automatically extended for one additional year; provided, if a change in control occurs during the original or extended term of this agreement, this agreement will continue in effect for a period of twenty four (24) months after the date of the change in control and will then expire.

        5.      SUCCESSORS.

        (a) We will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of our business and/or assets to expressly assume and agree to perform this agreement in the same manner and to the same extent that we would be required to perform it if no such succession had taken place. Our failure to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this agreement and will entitle you to terminate your employment for good reason following a change in control, and for purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed the date of termination. This agreement will be binding upon and inure to our benefit and the benefit of any successor to us, including without limitation any persons acquiring directly or indirectly all or substantially all of our business and/or assets whether by purchase, merger, consolidation or otherwise (and such successor will thereafter be deemed the "Company" for the purposes of this agreement).

        (b) This agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this agreement or any rights or obligations hereunder except as expressly provided in
Section 5(a). Your right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by your will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section, we will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

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        6.      DEFINITIONS.

        Board means the Board of Directors of the Company.

        Cause means (a) your willful and continued failure to substantially perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a notice of termination by you for good reason) after a written demand for substantial performance is delivered to you by the Board, which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (b) conviction of a felony involving moral turpitude, or (c) willful conduct by you which is demonstrably and materially injurious to the Company, monetarily or otherwise, or constitutes fraud against the Company or theft of Company property. For purposes of this definition, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. You may be terminated for cause only after delivery to you of a copy of a resolution duly adopted by the affirmative vote of not less then two thirds (2/3) of the entire membership of the Board (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you engaged in the conduct set forth above in clauses (a), (b) or (c) of the first sentence of this definition and specifying the particulars thereof in detail.

        Change in control means the occurrence of any of the following after the date of this agreement:

(a) Any person becomes the beneficial owner of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities that have the right to vote for the election of directors generally. "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, and used in Sections 13(d)(3) and 14(d)(2) thereof, including a "group" as defined in Section 13(d) thereof, other than (1) any employee plan established by the Company, (2) the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) an entity owned, directly or indirectly, by security holders (including, without limitation, warrant or option holders) of the Company in substantially the same proportions as their ownership of the Company. "Beneficial owner" shall have the meaning ascribed to such term in Rule 13d-3 under such act.

(b) Continuing directors cease for any reason to constitute a majority of the directors of the Company then serving. "Continuing directors" means directors of the Company who were:

        (i)     directors on the date of this agreement, or

        (ii) elected or nominated for election with the approval of a majority of the directors who, at the time of such election or nomination, were Continuing directors.

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(c)     A merger, consolidation or other business combination (including an exchange of securities with the security holders of an entity that is a constituent in such transaction) of the Company with any other entity, unless the voting securities of the Company outstanding immediately prior to such merger, consolidation or business combination continue to represent at least a majority of the combined voting power of the securities having the right to vote for the election of directors generally of the Company or the surviving entity or any parent thereof outstanding immediately after such merger, consolidation or business combination (either by remaining outstanding or by being converted into or exchanged for voting securities of the surviving entity or parent thereof).

(d) The Company (taken as a whole with its subsidiaries) sells, leases or otherwise disposes of all or substantially all of its assets (in one transaction or a series of related transactions, including by means of a sale, lease or disposition of the assets or equity interests in one or more of its direct or indirect subsidiaries), other than such a sale, lease or other disposition to an entity of which at least a majority of the combined voting power of the outstanding securities are owned directly or indirectly by stockholders of the Company.

(e) The occurrence of any other event or circumstance that results in the Company filing or being required to file a report or proxy statement with the Securities and Exchange Commission disclosing that a change in control of the Company has occurred.

        Code means the Internal Revenue Code of 1986, as amended.

        Date of termination means (a) if your employment is terminated for disability, thirty (30) days after notice of termination is given (provided that you have not returned to the full-time performance of your duties during such thirty day period), and (b) if your employment is terminated due to your death, the date of your death, and (c) if your employment is terminated for any reason other than disability or death, the date specified in the notice of termination which, in the case of a termination for good reason shall not be less than thirty (30) nor more than sixty (60) days from the date such notice of termination is given. Notwithstanding the foregoing, if a dispute exists concerning the termination, we will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this agreement. Such amounts will be paid in addition to all other amounts due under this agreement and shall not be offset against or reduce any other amounts due under this agreement except to the extent otherwise provided in this agreement.

        Disability means that you are determined to be totally disabled by the Social Security Administration or under our long term disability plan.

        Excise tax means any tax imposed by section 4999 of the Code (or any similar tax that may hereafter be imposed).

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        Good reason means the occurrence, without your express written consent, of any of the following:

(a) a substantial and material adverse alteration in your responsibilities from those in effect immediately prior to a change in control other than any such alteration primarily attributable to the fact that the Company may no longer be a public company;

(b) a reduction of Participant's rate of salary or annual or long-term incentive opportunities as in effect prior to the change in control, or a failure to provide employee benefits which, in the aggregate, are not significantly less favorable to you than those in effect immediately prior to the change in control;

(c) the failure to pay you any portion of your current compensation, or to pay you any portion of an installment of deferred compensation under any deferred compensation arrangement, within seven (7) days of the date such compensation is due;

(d) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this agreement, as contemplated in Section 5(a) hereof, or any other breach by the Company of a material provision of this agreement or any written employment or other agreement with you which is not corrected within 15 days following your notice thereof to the Company; or

(e) a requirement by the Company that you be based at an office or location that is more than 35 miles (one-way) from your primary office location immediately prior to the change in control, or to travel away from your office in the course of discharging your responsibilities significantly more (in terms of either consecutive days or aggregate days in a calendar year) than was required of you prior to the change in control.

        Your continued employment will not constitute consent to, or a waiver of rights with respect to, any circumstance constituting good reason hereunder.

                Gross-up payment means an amount paid to you such that the net amount of Total Payments (as defined below) retained by you, after the deduction of (i) all excise taxes under Section 4999 of the Code which are imposed on you in whole or in part by reason of your receipt of the Total Payments, plus (ii) all federal, state and local income taxes and excise taxes imposed on you by virtue of receiving the gross-up payment described in (i) and this (ii), but before deduction for any federal, state or local income or employment tax on such Total Payments, shall be equal to the amount of such Total Payments. The "Total Payments" shall equal the sum of any payments or benefits received or to be received by you under the terms of this agreement or under any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control or any person affiliated with the Company or such person which shall be determined (as provided below) to be a "parachute payment(s)" within the meaning of section 280G of the Code. The determination of (1) what portion of any payment made to you is included in your Total Payments, (2) what portion of the Total Payments are "excess parachute payments" within the meaning of
Section 280G of the Code, including, but not limited to, the

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determination of what portion represents reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code, (3) the amount of excise taxes under Section 4999 of the Code imposed on you as a result of your receipt of the Total Payments and the gross-up payment, and (4) any other determination necessary or appropriate to calculating the gross-up payment shall be determined by tax counsel selected by us and reasonably acceptable to you. For purposes of determining the amount of the gross-up payment, tax counsel will be required to assume (a) that you pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the gross-up payment is made, and (b) you pay state and local income taxes in an amount equal to the excess of taxes imposed at the highest marginal rate of taxation in the state and locality of your residence on the date the gross-up payment is made, over the amount of reduction in federal income taxes which could be obtained from deduction of such state and local taxes at the federal income tax rate used under (a). In the event that, subsequent to the payment of the gross-up payment, the excise tax is determined to be less than the amount determined by the tax counsel in connection with such tax counsel's initial calculation and the resulting payment of your gross-up payment, you must repay to the Company, at the time that the amount of such reduction in excise tax is finally determined, the difference between the gross-up payment you received, and lower amount of gross-up payment you would have received if the lower amount of actual excise tax had been used by the tax counsel to make the calculation, plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that, subsequent to the payment of the gross-up payment the excise tax is determined to exceed the amount determined by the tax counsel in connection with the such tax counsel's initial calculation and payment of your gross-up payment, the Company must pay you an additional gross-up payment, at the time that the amount of such increase in excise tax is finally determined, equal to the difference between the gross-up payment you received, and larger amount of gross-up payment you would have received if the higher amount of actual excise tax had been used by the tax counsel to make the calculation, plus interest on the amount of such payment at the rate provided in section 1274(b)(2)(B) of the Code.

        Notice of termination means a written notice of the termination of your employment by the terminating party to the other party hereto in accordance with
Section 7 hereof, which shall set forth the specific termination provision in this agreement relied upon and, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of your employment.

        Severance payments has the meaning set forth in Section 2(b).

        7. NOTICE. Notices and all other communications provided for in this agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this agreement, provided that all notices to us shall be directed to the attention of the Board with a copy to the Secretary of the Company. Either party may change its address for notice by furnishing notice of its new address to the other in accordance herewith, except that notice of change of address shall be effective only upon receipt.

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        8.      MISCELLANEOUS. This agreement is in full and complete
substitution for any prior agreement providing for severance payments to you after a change in control of the Company. No provision of this agreement may be modified or waived unless such waiver or modification is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this agreement. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of Texas without reference to its conflict of laws rules. All references to sections of any statute or regulation shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. We may terminate your employment at any time before or after a change in control, provided that our obligations under Sections 2 and 3, if any, shall survive the expiration or termination of your employment. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement. This agreement may be executed in several counterparts.

        Please indicate your agreement to the terms hereof by signing below and returning a copy to the Secretary of the Company.

                                         Very truly yours,

                                         Texas Industries, Inc.


                                         By:
                                             -----------------------------------
                                             Chairman, Compensation
                                             Committee of the Board of Directors

AGREED TO this       day of        , 20  .


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